Exhibit 10.2

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between SpringBig, Inc., a Delaware corporation (the “Employer”), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Paul Sykes, a Florida resident (the “Executive”) (the Employer and the Executive are collectively referred to as the “Parties”) as of January 15, 2025 (the “Execution Date”).

The Employer and Executive are parties to the following agreements: the Executive Employment Agreement, dated as of November 8, 2021 (the “Employment Agreement”); the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, dated as of November 8, 2021 (the “Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement”); and the Noncompetition Covenant, dated as of November 8, 2021 (the “Noncompetition Covenant” and, together with the Employment Agreement and the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, the “Prior Agreements”).

The Executive’s last day of employment with the Employer will be June 14, 2025 (the “Separation Date”). After the Separation Date, the Executive will not represent that the Executive is an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.

1. Return of Property. On or before the Separation Date, the Executive must return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files and storage devices, physical files, and any other Employer Group property in the Executive’s possession. The Executive further acknowledges and agrees that as of the Separation Date, the Executive will no longer have access to and will not claim ownership of any of the Employer Group’s cloud storage or social media accounts.

2. Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a) has not filed any complaints or lawsuits against the Employer Group with any state or federal court or arbitration forum before executing this Agreement (for the avoidance of doubt, this representation does not include, and the Executive is not required to disclose to the Employer, any claims, complaints, or communications to the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”));

(b) has not made any claims or allegations to the Employer Group related to sexual harassment, sex discrimination, or sexual assault or abuse, and that none of the payments set forth in this Agreement are related to any such claims or allegations;

(c) has been properly paid for all hours worked for the Employer Group; and (d) has received all salary, wages, commissions, bonuses, and other compensation due to the Executive, through and including the Execution Date.

3. Separation Benefits. As consideration for the Executive’s execution of, non- revocation of and compliance with this Agreement, including the Executive’s waiver and release of claims in Section 4 and other post-termination obligations, and the Executive’s execution and non-revocation of the attached Exhibit A to Separation and Release Agreement after the Separation Date, the Employer Group agrees to provide the following benefits to which the Executive is not otherwise entitled:

(a) Prior to the Separation Date, the Executive will be paid the annualized base salary of $364,000 in accordance with the Employer Group’s standard practices.

(b) Following the Separation Date, the Employer Group agrees to pay the Executive an aggregate bonus of $227,500.05, payable in semimonthly installments of $15,166.67 on or promptly following the Employer Group’s standard U.S. payroll dates, commencing on the Employer Group’s first standard U.S. payroll date following the Separation Date and concluding on the Employer Group’s 15th standard U.S. payroll date following the Separation Date.

(c) On the Separation Date, SpringBig Holdings, Inc. pursuant to its 2022 Long-Term Incentive Plan shall accelerate the vesting of 86,667 restricted stock units comprising (i) all of the remaining unvested 15,000 restricted stock units that were originally scheduled to vest on the third anniversary of the date of the grant, as reported in Column 9 of Table II of the Executive’s Form 4 filed with the SEC on July 9, 2024 and (ii) 71,667 restricted stock units that were originally scheduled to vest on the second anniversary of the date of the grant, as reported in Column 4 of Table I of the Executive’s Form 4 filed with the SEC on June 28, 2023.

(d) If the Executive timely and properly elects COBRA continuation coverage under the Employer Group’s health plan (the “Plan”), the Executive may be permitted to continue participation in the Plan under COBRA by continuing to pay premiums to the Employer or COBRA Administrator, as applicable, at the contribution level in effect for active employees until the earliest of: (i) the expiration of twelve months following the Separation Date; (ii) the date the Executive becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA continuation coverage period for which the Executive is eligible under federal law; provided, that the Employer agrees to contribute up to $1,228.93 per month toward such premiums until the earliest of the occurrence of clause (i), (ii) and (iii) of this Section 3(d). At the end of this period, the Executive shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

The Executive understands, acknowledges, and agrees that these benefits exceed what the Executive is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release and restrictive covenants contained in it. The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Executive.

4. Conditions.

(a) In exchange for the consideration provided in this Agreement, the Executive hereby agrees to execute and deliver a release, substantially in the form set forth as Exhibit A, effective and dated as of the Separation Date, and such execution and delivery shall be a condition precedent to the Employer Group’s obligations under this Agreement as of and following the Separation Date (including, but not limited to, any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group).

(b) In exchange for the consideration provided in this Agreement, the Executive hereby agrees to take all reasonable actions necessary to enable SpringBig Holdings, Inc. to complete the audit of its 2024 financial statements, file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2024 and hold its annual meeting of shareholders, in each case, on or prior to March 31, 2025.

5. Post-Termination Obligations and Restrictive Covenants.

(a) Nonsolicitation, Nondisclosure and Assignment of Inventions.

(i) The Executive acknowledges, confirms and agrees that the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement, attached hereto as Exhibit B, remains in full force and effect as of the Execution Date, and that the Separation Date shall be deemed to be the termination of the relationship between the Employer and the Executive for all purposes pursuant to such agreement, including but not limited to Sections 2, 3 and 5 thereof; provided that the sentence in Clause (iii) in which the term “Business of the Company” is defined shall be amended and restated in its entirety to read as follows:

“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

(ii) Except as explicitly contemplated and amended hereby, the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement shall remain in full force and effect without change.

(b) Noncompetition Covenant.

(i) The Executive acknowledges, confirms and agrees that the Noncompetition Covenant, attached hereto as Exhibit C, remains in full force and effect as of the Execution Date, and that the Separation Date shall be deemed to be the termination of the relationship between the Employer and the Executive for all purposes pursuant to the Noncompetition Covenant, including but not limited to Section (a) thereof; provided, that the sentence in Clause (iv) of Section (a) in which the term “Business of the Company” is defined shall be amended and restated in its entirety to read as follows:

“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

(ii) Except as explicitly contemplated and amended hereby, the Noncompetition Covenant shall remain in full force and effect without change.

6. Non-Disparagement. The Executive agrees and covenants that the Executive shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Employer Group’s products or services. The Executive agrees and covenants that the Executive shall not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or at any time in the future.

This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the SEC, without notice to the Employer Group, and rights under the National Labor Relations Act (NLRA), including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations. This Section also does not prevent the Executive from complying with any applicable law or regulation or a valid order from a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7. Termination for Cause. The Employer Group may terminate this Agreement for Cause, effective immediately upon written notice to the Executive. Upon termination for Cause, the Employer Group shall no longer be obligated to make any payments or provide any benefits to the Executive pursuant to Section 3(a), 3(b) or 3(d). “Cause” shall mean the Employer’s termination of the Agreement as a result of: (i) fraud, embezzlement, willful misconduct, or an act of dishonesty by the Executive in connection with or relating to the Executive’s relationship with the Employer or any of its affiliates; (ii) theft or misappropriation of Employer` property, information or other assets by the Executive, (iii) other conduct which results in or could reasonably be expected to result in material loss, damage or injury to the Employer and/or its affiliates, their goodwill, business or reputation; (iv) the Executive’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime of moral turpitude, or any other crime that results in or could reasonably be expected to result in material loss, damage or injury to the Employer and its affiliates, their goodwill, business or reputation; or (v) the Executive’s material breach of any of the Executive’s obligations under this Agreement.

8. Remedies. In the event of a breach or threatened breach by the Executive of any provision of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If the Executive fails to comply with any of the terms of this Agreement or post- employment obligations contained in it, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Executive under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9. Successors and Assigns.

(a) Assignment by the Employer Group. The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b) No Assignment by the Executive. The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

10. Governing Law; Arbitration. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice of law provisions thereof. Except for disputes arising under Exhibit A, Exhibit B or Exhibit C hereof, which shall be decided pursuant to the terms of those Exhibits, any dispute arising from this Agreement or Executive’s employment with the Employer Group, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; violations of Florida law; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Miami, Florida, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules- employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Miami office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Employer Group. By agreeing to arbitrate disputes arising out of Executive’s employment, the Executive, the Employer Group voluntarily and irrevocably waives any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. This waiver specifically includes, but is not limited to, any right to trial by jury. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers’ compensation or unemployment benefits and will not apply to claims for injunctive relief, or any other claim by the Employer Group under Exhibit A or Exhibit C hereto. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Florida (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

11. Entire Agreement. Nothing in this Agreement shall be construed as releasing the Executive from any obligations set out in the Prior Agreements, provided that upon the Separation Date, all provisions of the Employment Agreement shall terminate, while the Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement and the Noncompetition Covenant shall continue effectiveness in accordance with their terms and Section 5 hereof. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer Group and Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by an authorized representative of the Employer. No waiver by any Party of any breach by any other Party of any condition or provision of this Agreement to be performed by any other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13. Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them.

14. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

15. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Executive or the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

17. Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail or email at the addresses indicated in this Agreement or any other address designated in writing by either Party.

Notice to Employer Group:

SpringBig Holdings, Inc.
Attn: Board of Directors
621 NW 53rd St, Suite 500
Boca Raton, FL 33487

with a copy (which shall not constitute notice) to:

Benesch Friedlander Coplan & Aronoff LLP
1155 Avenue of the Americas, Floor 26
New York, NY 10036

Attention: Aslam A. Rawoof
Email: arawoof@beneschlaw.com

Notice to the Executive:

Paul Sykes

Address on file with the Employer

18. Tolling. If the Executive violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

19. Attorneys’ Fees and Costs. If the Executive breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Florida law, the Executive will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts. If the Employer breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Florida law, the Employer will be responsible for payment of all reasonable attorneys’ fees and costs that Executive incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

20. Tax Matters.

(a) Withholding. The Employer Group may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

21. Notice of Post-Termination Obligations. When the Executive’s employment with the Employer terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Executive authorizes the Employer Group to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

22. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

SPRINGBIG, INC.

By	/s/ Jeffrey Harris
Name:	Jeffrey Harris
Title:	Chief Executive Officer

SPRINGBIG HOLDINGS, INC.

By	/s/ Jeffrey Harris
Name:	Jeffrey Harris
Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Paul Sykes
Print Name:	Paul Sykes

[Signature page to Separation and Release Agreement]

EXHIBIT A

Release

In consideration for the end of employment benefits set forth in the Separation and Release of Claims Agreement to which this form is attached (the “Separation Agreement”), including without limitation the separation benefits set forth in Section 3 thereof, among other things, Paul Sykes (the “Executive,” “I” or “me”) and the Employer Group hereby enter into the following release and waiver of claims (the “Release”).

The Executive hereby generally and completely releases the Employer Group, its present and future affiliates, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, family and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that Executive signs this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to the Executive’s employment with the Employer Group, or the termination of that employment; (ii) all claims related to the Executive’s compensation or benefits from the Employer Group, including salary, bonuses, retention bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests or equity-based awards in the Employer Group; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (as amended), the National Labor Relations Act of 1935 (as amended), and any similar applicable state laws, including those of the State of Florida and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and any public policy, contract, tort, or common law. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification that Executive may have pursuant to any written indemnification agreement with the Employer Group, the charter, bylaws, or operating agreements of the Employer Group, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising from the breach of this Release; or (iv) any claims related to the Employer Group’s performance of its obligations under the Separation Agreement following the Separation Date (as defined in the Separation Agreement). For the avoidance of doubt, nothing in this Release shall prevent Executive from challenging the validity of the Release in a legal or administrative proceeding. Nothing in this Release shall prevent the Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. The Executive further understands that this Release does not limit the Executive’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer Group. While this Release does not limit the Executive’s right to receive an award for information provided to the Securities and Exchange Commission, the Executive understands and agrees that the Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights the Executive may have to individual relief based upon any claims arising out of any proceeding or investigation before one or more of the Government Agencies. If any such claim is not subject to release, to the extent permitted by law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi- party action or proceeding based on such a claim in which any of the Released Parties is a party. Notwithstanding anything to the contrary set forth herein, this Release does not abrogate the Executive’s existing rights to vested benefits under any Employer Group benefit plan or any plan or agreement related to equity ownership in the Employer Group.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that (i) the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled; and (ii) that, subject only to Employer Group providing the end of employment / termination benefits described in the first paragraph of this Release, I have been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim. I affirm that all of the decisions of the Released Parties regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. I affirm that I have not filed or caused to be filed, and am not presently a party to, a claim against any of the Released Parties. I further affirm that I have no known workplace injuries or occupational diseases. I acknowledge and affirm that I have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Released Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release (in a written revocation sent to the Board of Directors of SpringBig Holdings, Inc.); and (e) this Release will not be effective until the eighth day after I sign this Release, provided that I have not earlier revoked this Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Release or the Agreement unless and until it becomes effective.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, I (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to my last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Release outside of Florida, such commencing party will reimburse such other party for its or my reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Employer Group and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Employer Group that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Employer Group.

A-2

IN WITNESS WHEREOF, the Parties have executed this Release as of ______________.

SPRINGBIG, INC.

By
Name:
Title:

SPRINGBIG HOLDINGS, INC.

By
Name:
Title:

EXECUTIVE

Signature:
Print Name:	Paul Sykes

[Signature page to Release]

EXHIBIT B

Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

The undersigned Employee (the “Employee”), executes this Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement (the “Agreement”) in consideration of, and a material inducement for, the Company’s (as defined below) continuing relationship with Employee, whether by employment, contractor, or in advisory or consulting capacities, or otherwise, and in consideration of receiving any form of compensation or benefit from or in the Company, and the entering into of the Executive Employment Agreement (the “Employment Agreement”). Employee understands and agrees that this Agreement shall remain in effect and survive any and all changes in Employee’s job duties, titles and compensation during Employee’s relationship with Company.

Definitions

i.	“Company” shall mean SpringBig, Inc., a Delaware corporation, and any entity controlled by, controlling, or under common control with it, including affiliates and subsidiaries. “Control” for this purpose means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

iii.	“Business of the Company” shall mean the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

iv.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure directly or indirectly by Employee); information approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or information produced or disclosed pursuant to a valid court order, provided Employee has given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

1. Duty of Loyalty. During the period of Employee’s relationship with the Company, Employee will devote Employee’s best efforts on behalf of the Company. Employee agrees not to provide any services to any Competing Business or engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the Company.

2. Nonsolicitation of Customers, Clients or Vendors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee shall not directly or indirectly, induce or attempt to induce any of the individuals or entities actually known to Employee to be the Company’s customers, clients, vendors or partners, or prospective customers, clients, vendors or partners, to reduce or cease doing business with the Company, Parent or their affiliates, or interfere with the relationship between any such customer, client, vendor, partner or prospective customers and the Company, Parent or any of their affiliate (including making any negative statements or communications concerning the Company, Parent or any of their affiliates).

3. Nonsolicitation of Employees and Contractors. During the period of Employee’s relationship with the Company and for a period of twelve (12) months after termination of such relationship (for any reason), Employee will not directly or indirectly either for him/herself or for any other person, partnership, legal entity, or enterprise: (i) solicit, in person or through supervision or control of others, an employee, advisor, consultant or contractor of the Company for the purpose of inducing or encouraging the employee, advisor, consultant or contractor to leave his or her relationship with the Company or to change an existing business relationship with the Company or to change an existing business relationship to the detriment of the Company, (ii) hire away an employee, advisor, consultant or contractor of the Company; or (iii) help another person or entity hire away a Company employee, advisor, consultant or contractor. Notwithstanding the foregoing, the placement of general advertisements offering employment, other service relationships or activities that are not specifically targeted toward employees, advisors, consultants or contractors of the Company shall not be deemed to be a breach of this Section 3.

4. Nondisclosure of Customer, Partner and Vendor Information. Employee understands and agrees that it is essential to the Company’s success that all nonpublic customer, partner, and vendor information is deemed and treated as Confidential Information and a confidential trade secret. Employee will not, directly or indirectly, either for him/herself or for any other person, partnership, legal entity, or enterprise, use or disclose any such customer, partner, or vendor information that constitutes Confidential Information or a confidential trade secret, except as may be necessary in the normal conduct of the Company’s business for the specific customer, partner, or vendor. Employee agrees that at the end of Employee’s relationship with the Company, or upon request by the Company, Employee will return to the Company any materials containing such Confidential Information or confidential trade secret.

5. Nondisclosure of Confidential Information. All such Confidential Information is (and will be) the exclusive property of the Company, and Employee shall not, during or after Employee’s employment: (i) use any Confidential Information for any purpose that is not authorized by the Company; (ii) disclose any Confidential Information to any person or entity, except as authorized by the Company in connection with Employee’s job duties; or (iii) remove or transfer Confidential Information from the Company’s premises or systems except as authorized by the Company.

Upon termination of Employee’s relationship (for any reason), or upon the request of the Company, Employee will immediately surrender to the Company all Company property in Employee’s possession, custody, or control, including any and all documents, electronic information, and materials of any nature containing any Confidential Information, without retaining any copies. Employee understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of Confidential Information. Employee agrees to respect and be bound by the terms of such agreements in the event Employee has access to such Confidential Information.

Employee understands that Confidential Information is never to be used or disclosed by Employee, as provided in this Section 5. If a temporal limitation on Employee’s obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Company agrees that the five (5) year period after the date Employee’s employment ends (or such longer period as may be permitted under applicable law) will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall limit the Employee’s right to discuss Employee’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Employee agrees to take all reasonable steps to ensure that the Company’s Confidential Information is not made public during any such disclosure. Pursuant to 18 U.S.C. Section 1833(b), the Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Assignment of Inventions. Employee expressly understands and agrees that any and all right or interest Employee obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by him during the term of his employment under the Employment Agreement or at any time prior thereto which relate to or arise out of his employment with the Company and which relate to the business of the Company are expressly regarded as “works for hire” or works invented or authored during the course and scope of employment or engagement, whether as an adviser, consultant, officer, executive, director or other capacity (the “Inventions”). Employee hereby assigns to the Company the sole and exclusive right to such Inventions. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all “Moral Rights” (which shall mean all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. Employee further acknowledges and agrees that neither his successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any intellectual property rights with respect thereto).

Employee agrees to disclose all Inventions fully and in writing to the Company promptly after development, conception, invention, creation or discovery of the same, and at any time upon request. Employee will provide all assistance that the Company reasonably requests to secure or enforce its rights throughout the world with respect to Inventions, including signing all necessary documents to memorialize those rights and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Employee’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by the Employee during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Employee for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officer and agent as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee.

In Attachment A to this Agreement, Employee has listed all Inventions that relate to the business of the Company that Employee (alone or jointly with others) made, conceived, or first reduced to practice by Employee prior to Employee’s execution of this Agreement, and in which Employee has any property interest or claim of ownership. If no such Inventions are listed in said Attachment, Employee represents that Employee has no such Inventions.

To the extent Employee is a citizen of and subject to law of a state which provides a limitation on invention assignments, then this Agreement’s assignment shall not include inventions excluded under such law.

Notwithstanding anything to the contrary in this Section 6, this Section 6 shall not apply to inventions that the Employee develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except to the extent such inventions (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Employee for the Company.

7. Absence of Conflicting Agreements. Employee understands that the Company does not desire to acquire from Employee any trade secrets, know-how or confidential business information that Employee may have acquired from others, and Employee agrees not to disclose any such information to the Company or otherwise utilize any such information in connection with Employee’s performance of duties with the Company. Employee represents that Employee is not bound by any agreement or any other existing or previous business relationship which purports to conflict or impact the full performance of Employee’s duties and obligations to the Company.

8. Remedies Upon Breach. Employee agrees that any action that violates this Agreement would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

9. Jurisdiction, Venue and Choice of Law. The parties hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process by regular mail to his last known address; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party concerning a dispute arising from or relating to this Agreement outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Agreement shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

10. Employment Relationship. Employee agrees and acknowledges that Employee is an employee “at will” and nothing in this Agreement is intended to guarantee employment for any period of time. The parties enter this Agreement with the understanding that Employee’s position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Agreement shall follow Employee throughout the entire course of Employee’s employment with the Company (and thereafter), and such subsequent material change shall not affect the enforceability or validity of this Agreement.

11. Return of Property. Employee agrees that, within ten (10) days of the time of termination of Employee’s employment (for any reason), Employee will return immediately to the Company, in good condition, all property of the Company. This return of property includes, without limitation, a return of physical property (such as computer, phone or other mobile devices, credit card, promotional materials, etc.) and intangible property (such as computer passwords).

12. Litigation and Regulatory Cooperation. During and after the Employee’s relationship with the Company, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company, unless such claim is brought by Employee. As consideration for the Employee’s services under this Section 12, the Company shall remit to Employee, as agreed between the parties in advance, (a) reasonable expenses related to such cooperation, and (b) an hourly rate equal to Employee’s last base salary divided by 2,000.

13. Communication to Future Employers. Employee agrees to communicate the contents of all post-relationship obligations in this Agreement to any Competing Business that Employee intends to be employed by, associated with, or represent. Employee understands and agrees that the Company may, in its discretion, also share any post-employment obligation set out in this Agreement with any future employer or potential employer of Employee, or any entity which seeks to be associated with Employee for Employee’s services.

14. Miscellaneous. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. If a court determines that one or more of the provisions contained in this Agreement shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Agreement. The obligations of each party hereto under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination to the extent expressly provided in, or logically would be expected under, this Agreement. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement amends, supplants and supersedes any agreement previously executed between the parties regarding the subject matter of this Agreement, other than the obligations of Executive in favor of the Company with respect to any restrictive covenants, which shall continue in effect in addition to the terms hereof.

Employee recognizes and agrees that the enforcement of this Agreement is necessary, among other things, to ensure the preservation, protection and continuity of Confidential Information, trade secrets and goodwill of the Company. Employee agrees that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

Employee is advised to consult with an attorney before entering into this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Nonsolicitation, Nondisclosure and Assignment of Inventions Agreement as an instrument under seal as of this 8th day of November, 2021.

SpringBig Inc.		Employee

/s/ Jeff Harris		/s/ Paul Sykes
By:	Jeff Harris	Name:	Paul Sykes
Title:	CEO

NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements (referred to in Section 6) made by Employee, alone or jointly with others, prior to the execution of the Nonsolicitation, Nondisclosure & Assignment of Inventions Agreement.

Right, Title or Interest	Date Acquired	Identifying Number or Brief Description of Inventions or Improvements
(If none, please write “NONE”.)

NONE

Name of Employee: Paul Sykes

Paul Sykes
Print

/s/ Paul Sykes
Sign

11/8/21
Date

EXHIBIT C

Noncompetition Covenant

NONCOMPETITION COVENANT

(a)	During the period of your relationship with Company, you, Paul Sykes (hereinafter “you”), agree to not, anywhere within the Restricted Area (defined below), acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): provide services to a Competing Business (defined below). For a period of twelve (12) months following termination of your relationship with Company (for any reason), you agree to not, anywhere within the Restricted Area, acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company): directly or indirectly, provide services to a Competing Business that relate to any aspect of the Business of the Company (i.e., providing messaging and customer experiences in the cannabis industry) for which you performed services or received Confidential Information at any time. The foregoing shall not be construed to preclude you from: (i) owning up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business; or (ii) becoming a passive shareholder, partner, employee or member of a private equity, venture capital or other investment firm. The foregoing shall, however, be construed to specifically prevent you from (x) acting individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise (other than on behalf of Company) anywhere within the Restricted Area, during the period of your relationship with the Company and for a period of twelve (12) months following termination of your relationship with Company (for any reason other than referenced below in section (b)), and (y) providing services that relate to any aspect of the Business of the Company for any private equity, venture capital or other investment firm that owns or controls a Competing Business; provided that you may work for a division, entity or subgroup of any companies that engage in a Competing Business (a “Separate BU”) so long as such Separate BU does not engage in any Competing Business and you do not provide any service, investment advice or consulting related service to any Competing Business. To the extent that you act individually, or as an owner, shareholder, partner, employee, contractor, agent or otherwise and provide services unrelated to the Business of the Company for any Separate BU or private equity, venture capital or other investment firm at any time during such twelve (12) month period, you agree to institute an ethical screen that prevents your access to communications, information and participation in all services related to the Business of the Company.

You and the Company agree that the opportunity for post-employment benefits and compensation set forth in the Executive Employment Agreement dated November 8, 2021 (the “Employment Agreement”) constitute mutually-agreed upon consideration for this Noncompetition Covenant, and is fair and reasonable consideration for this Noncompetition Covenant, in addition to continued employment and other benefits received. Such consideration is specifically designated and you acknowledge the receipt and sufficiency of the consideration.

i.	“Company” shall mean any entity controlled by, controlling, or under common control with SpringBig, Inc., a Delaware corporation, including affiliates and subsidiaries. Control means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through ownership, by contract or otherwise.

ii.	“Restricted Area” shall mean the entire United States since the Business of the Company encompasses the entire United States, of which you acknowledge and agree.

iii.	“Competing Business” shall mean any person, firm, association, corporation or any other legal entity that is engaged in a business that is competitive with any aspect of the Business of the Company.

iv.	“Business of the Company” shall mean providing messaging, customer loyalty management and/or and customer experiences in the cannabis industry, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

v.	“Confidential Information” shall mean all information or a compilation of information, in any form (tangible or intangible or otherwise), that is not generally known to competitors or the public, which Company considers to be confidential and/or proprietary, including but not limited to: research and development; techniques; methodologies; strategies; product information, designs, prototypes and technical specifications; algorithms, source codes, object codes, trade secrets or technical data; training materials methods; internal policies and procedures; marketing plans and strategies; pricing and cost policies; customer, supplier, vendor and partner lists and accounts; customer and supplier preferences; contract terms and rates; financial data, information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; know-how; designs, processes or formulas; software and website applications; computer passwords; market or sales information, plans or strategies; business plans, prospects and opportunities (including, but not limited to, possible acquisitions or dispositions of businesses or facilities); information concerning existing or potential customers, partners or vendors. Confidential Information shall also mean information of or related to Company’s current or potential customers, vendors or partners that is considered to be confidential or proprietary to the applicable customer, vendor or partner.

Confidential Information does not include: information in the public domain (other than as a result of disclosure by you); approved in writing for unrestricted release by Company; information that Employee discovered outside of the course and scope of his employment with Company; or produced or disclosed pursuant to a valid court order, provided you have given Company written notice of such request such that Company has an actual, reasonable opportunity to defend, limit or protect such production or disclosure.

(b)	You agree to communicate the contents of all post-relationship obligations in this Noncompetition Covenant to any Competing Business that you intend to be employed by, associated with, or represent. You understand and agree that the Company may, in its discretion, also share any post-relationship obligation in this Noncompetition Covenant with any future (or potential) employer or association that is a Competing Business that seeks to be associated with you or employ you for your services.

(c)	You agree that the enforcement of the Noncompetition Covenant is necessary, among other things, to ensure the preservation, protection and continuity of the Company’s Confidential Information, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Business of the Company and relationships with others, the post-employment restrictions set forth above are reasonable as to duration and scope.

(d)	You agree that any action that violates this Noncompetition Covenant would cause the Company irreparable harm for which monetary damages are inadequate. Accordingly, in the event of a breach, or threatened breach, of this Noncompetition Covenant, the Company shall be entitled to an injunction restraining such breach or threatened breach, or requiring specific performance, in addition to any and all rights and remedies at law and equity. The Company shall not be obligated to present additional evidence of irreparable harm or the insufficiency of monetary damages and, to the extent permitted by law or under applicable court rule, does not need to post a bond or other surety. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach.

(e)	You and the Company hereby mutually agree to the exclusive jurisdiction of the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any dispute arising hereunder. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by regular mail to your last known address; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. If either party hereto commences a legal action or other proceeding against the other party hereto concerning a dispute arising from or relating to this Noncompetition Covenant outside of Florida, such commencing party shall reimburse such other party for its or his reasonable attorneys’ fees, costs and expenses if such other party prevails in staying, transferring, dismissing or otherwise defending such action or proceeding based on the location of the action or proceeding, regardless of whether such fees, costs and expenses are incurred in the forum where such commencing party commenced the action or in a Florida forum. This Noncompetition Covenant shall be governed by the internal substantive laws of Florida, without regard to the doctrine of conflicts of law.

(f)	The failure of you or Company to insist upon strict performance of this Noncompetition Covenant irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s rights herein. No term or provision of this Noncompetition Covenant may be waived unless such waiver is in writing.

(g)	If a court determines that one or more of the provisions contained in this Noncompetition Covenant shall be invalid or unenforceable, such court shall construe, reform or otherwise revise such provision(s) so as to render it/them enforceable to the maximum extent allowed by law, without invalidating the remaining provisions of this Noncompetition Covenant.

(h)	Your obligations under this Noncompetition Covenant shall survive the termination of your relationship with the Company regardless of the manner of such termination.

(i)	The rights granted to the Company under the Noncompetition Covenant shall inure to the benefit of, and be enforceable by, the successors or assigns of Company.

(j)	The parties agree that you are employed “at will” and nothing in this Noncompetition Covenant is intended to guarantee employment for any period of time. Even though the nature of your relationship with the Company is as an “at will” employee, the parties enter this Noncompetition Covenant with the understanding that your position, title, duties and responsibilities could change in a material way in the future and, in light of that understanding, the parties intend that this Noncompetition Covenant shall follow you throughout the entire course of your employment with the Company, and such subsequent material change shall not affect the enforceability or validity of this Noncompetition Covenant.

SpringBig Inc.		Employee

/s/ Jeff Harris		/s/ Paul Sykes
By:	Jeff Harris	Name:	Paul Sykes
Title:	CEO